Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sam Douglass
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

INCREASE IN NET ASSETS FOR THIRD QUARTER

HOUSTON, TX—November 10, 2005—Equus II Incorporated (NYSE: EQS), a business development company reports an increase in net assets as of September 30, 2005, to $90.5 million. Comparative data is summarized below:

	9/30/05	6/30/05	12/31/04	9/30/04
Net assets	$90,493,296	$84,103,763	$68,599,657	$67,703,445
Shares outstanding	7,376,592	7,376,592	6,506,692	6,289,018
Net assets per share	$12.27	$11.40	$10.54	$10.77

•	Net assets increased in the aggregate $6.4 million. The increase was primarily due to an increase in valuation of $6.5 million for Doane Pet Care Enterprises, Inc. (“Doane”). Doane, the largest manufacturer of store brand pet food in the United States, completed a sales transaction with Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan Fund. Equus II Incorporated, which had been an investor in Doane since 1995, had carried the Doane investment at zero portfolio value since December 31, 2004. Approximately 10% of the increase in value is attributable to an escrow balance which will be distributed over the next four to eighteen months; the Fund received a cash payment of approximately $5.9 million in November 2005.
•	With the cash received from the Doane transaction, Equus II Incorporated has approximately $30 million in cash and has no outstanding debt.

Anthony R. Moore, Co-Chairman, CEO and President of Equus, commented, “We are very pleased with the 8% increase in NAV per share and will continue to explore opportunities which create and maximize shareholder value.

“To this end, we intend to bolster the Fund’s historic and successful LBO results with a new strategy to take advantage of new millennium trends that we believe will offer attractive investment opportunities now and in the future. We are evaluating investments in real estate, healthcare, education, family entertainment/leisure and alternative energy which will compliment the existing portfolio core of service and manufacturing sectors. In terms of non-US opportunities, we are preparing a strategy for international investments, including China.

“We are excited about these new opportunities to enhance shareholder value and hope this excitement is increasingly felt by our shareholders, old and new.”

Equus II Incorporated seeks to generate current distributions of net investment income and long-term capital gains by managing equity-oriented investments in small to medium-sized privately owned companies. More information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

# # #